Exhibit 10.1

Second Amendment to

Executive Employment Agreement

THIS SECOND AMENDMENT is adopted June 30, 2021, between and among Riverview Financial Corporation (the “Corporation”), Riverview Bank, (the “Bank”), and Brett D. Fulk (the “Executive”).

Recitals

WHEREAS, the Corporation, the Bank, and the Executive are parties to an Executive Employment Agreement dated January 4, 2012, which was subsequently amended on January 9, 2014 (the “Agreement”);

WHEREAS, the Corporation is engaged in discussions with Mid Penn Bancorp, Inc. (“MPB”) to effectuate a transaction whereby the Corporation and the Bank, respectively, will merge with and into MPB and MPB’s wholly-owned subsidiary, Mid Penn Bank (the “Merger Transaction”); and

WHEREAS, to facilitate the Merger Transaction and to provide additional clarity on certain compensation to which Executive may be entitled upon the occurrence of a “Change in Control” (as defined in Section 2(b) of the Agreement) and attendant delivery of a “Notice of Termination” (as defined in Section VI.2 of the Agreement), the parties wish to amend the Agreement to specifically define the dollar amount associated with the bonus component of Executive’s “Annual Compensation.”

NOW, THEREFORE, in consideration of the foregoing, the Corporation, the Bank, and the Executive adopt the following amendment to the Agreement.

Second Amendment

1.    The reference to “Chief Operating Officer” in Section I.1 of the Agreement shall be deleted and replaced with “President and Chief Executive Officer.”

2.    Section I.2 of the Agreement shall be deleted and replaced with the following:

2.    During the term of this Agreement, the Executive shall perform such executive services for the Bank as are consistent with his title and as are assigned to him by the Bank’s Board of Directors.

3.    Subject to Paragraph 4 below, Section VI.3 of the Agreement shall be deleted and replaced with the following:

3.    In the event that the Executive delivers a Notice of Termination (as defined in Section VI.2 of this Agreement) to the Bank, the Executive shall be entitled to receive the compensation and benefits set forth below:

If a “Change in Control” (as defined in Section 2(b) of this Agreement) has also occurred, the Bank shall pay the Executive an amount equal to 3.0 times the Executive’s

Annual Compensation minus applicable taxes and withholdings, payable in twenty-four (24) equal monthly installments beginning within thirty (30) days of the Executive’s separation of service as defined in Code Section 409A. For purposes of this paragraph, Annual Compensation shall be defined as: (a) the Executive’s Annual Base Salary;(b) a designated bonus amount that is equal to the greater of: (1) $249,000; or (2), 100% of the bonus amount earned and received under the terms of the Corporation’s 2021 Annual Executive Incentive Plan as of the close of the Merger Transaction, provided, that such amount shall not exceed $373,500;and (c) the amount which the Bank pays for employee benefits for the Executive for a one year period.

In the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under section 4999 of the Code, the Bank will pay to the Executive an additional cash payment (‘Gross-up Payment”) in an amount such that the after-tax proceeds of such Gross-up Payment (including any income tax or Excise Tax on such Gross-up Payment) will be equal to the amount of the Excise Tax.

4.    The parties expressly acknowledge and agree that the foregoing amendment shall be conditioned upon the successful closing of the Merger Transaction. In the event that the Merger Transaction does not close, the parties agree that this Second Amendment shall be rendered null and void.

IN WITNESS WHEREOF, the Executive and duly authorized representatives of the Bank and the Corporation have executive this Second Amendment as indicated below:

Executive	Bank

/s/ Brett D. Fulk	By:	/s/ Kevin McMillen
Brett D. Fulk	Its:	Chair of the Compensation Committee

Corporation

	By:	/s/ Kevin McMillen
	Its:	Chair of the Compensation Committee